LIMITED
                                PARTNERSHIP AGREEMENT
                          GOLDSTEIN FAMILY PARTNERSHIP, LTD.
                             A COLORADO LIMITED PARTNERSHIP

                                EFFECTIVE NOVEMBER 6, 1996

                                    TABLE OF CONTENTS


ARTICLE I - ORGANIZATIONAL MATTERS                              1

          1.1                                           Formation       1
          1.2                                                Name       1
          1.3                                             Filings       1
          1.4       Registered Office and Agent; Principal Office       2
          1.5                                                Term       2
          1.6                                Partnership Purposes       2



ARTICLE II - DEFINITIONS                                        3

          2.1                                                "Act       3
          2.2                                          "Affiliate       3
          2.3                                          "Agreement       3
          2.4                                         "Bankruptcy       3
          2.5                                    "Capital Account       3
          2.6                               "Capital Contribution       3
          2.7                                        "Certificate       3
          2.8                                               "Code       3
          2.9                                 "Distributable Cash       4
          2.10                                            "Entity       4
          2.11                                   "General Partner       4
          2.12                                          "Interest       4
          2.13                                   "Limited Partner       4
          2.14                                          "Partners       4
          2.15                                       "Partnership       4
          2.16                              "Partnership Property       4
          2.17                                            "Person       4
          2.18                                          "Pro Rata       4
          2.19                                          "Reserves       4
          2.20                                          "Transfer       5
          2.21                              "Treasury Regulations       5



ARTICLE III - CAPITAL CONTRIBUTIONS                             5

          3.1                       Initial Capital Contributions       5
          3.2                                 Allocation of Units       5
          3.3                   Reallocation of Partnership Units       5
          3.4                    Additional Capital Contributions       5
          3.5                            Loans to the Partnership       6
          3.6                   Interest on and Return of Capital       6



ARTICLE IV - COSTS AND EXPENSES                                 6

          4.1                         Payments by the Partnership       6



ARTICLE V - ALLOCATIONS                                         6

          5.1                                  Profits and Losses       6
          5.2                                 Special Allocations       7
          5.3                             Qualified Income Offset       7
          5.4                              Income Tax Allocations       8



ARTICLE VI - DISTRIBUTIONS                                      9

          6.1          Annual Distributions of Distributable Cash       9
          6.2                                    Partners' Shares       9
          6.3                                Distribution in Kind       9
          6.4                           Liquidating Distributions       9



ARTICLE VII - MANAGEMENT OF PARTNERSHIP                         9

          7.1                   Control Vested in General Partner       9
          7.2                                Management Authority       9
          7.3  Compensation of the General Partner; Reimbursement
               of Partnership Expenses                                 12

          7.4  Status and Limited Liability of the Limited Partners    12

          7.5  Limitation on Liability of General Partner;
               Indemnification                                         12
          7.6                          No Recourse Against Others      13
          7.7  Right of Third Persons to Rely Upon Authority of
               General Partner                                         13
          7.8                                Meetings of Partners      14



ARTICLE VIII - DUTIES OF GENERAL PARTNER; OTHER ACTIVITIES;
               CONFLICTS OF INTEREST                      14

          8.1                      General Partner's Duty of Care      14
          8.2                        Other Activities of Partners      15
          8.3                               Conflicts of Interest      15



ARTICLE IX - FINANCIAL MATTERS                                 15

          9.1                                         Fiscal Year      15
          9.2                                    Capital Accounts      15
          9.3                                   Books and Records      16
          9.4                       Reports; Financial Statements      16
          9.5                                 Tax Matters Partner      16
          9.6                                         Tax Returns      17
          9.7                                             Banking      17
          9.8                                   Title to Property      17



ARTICLE X - TRANSFERS OF PARTNERSHIP INTERESTS                 17

          10.1                      Transfers by Limited Partners      17
          10.2       Withdrawal, Death, Incapacity, Bankruptcy or
                     Dissolution of a Limited Partner                  18
          10.3                       Transfers by General Partner      18
          10.4                             Conditions to Transfer      18
          10.5                             Right of First Refusal      19
          10.6        Effectiveness of Transfer; Indemnification.      20
          10.7   Transferability of Limited Partnership Interests
                 to Partners.                                          21



ARTICLE XI - WITHDRAWAL, DISSOLUTION AND TERMINATION           21

          11.1                         Unilateral Acts Prohibited      21
          11.2                              Events of Dissolution      21
          11.3                         Winding Up and Liquidation      22


ARTICLE XII - MISCELLANEOUS                                    23

          12.1                          Rule Against Perpetuities      23
          12.2                                  Power of Attorney      23
          12.3                                            Notices      24
          12.4                                         Amendments      24
          12.5                                          Partition      24
          12.6                       Binding and Entire Agreement      25
          12.7                                          No Waiver      25
          12.8                                     Applicable Law      25
          12.9                                       Counterparts      25
          12.10                                      Severability      25
          12.11                 Ownership of Partnership Property      25
          12.12                      No Third-Party Beneficiaries      25





EXHIBITS


EXHIBIT 3.1

                                    LIMITED
                              PARTNERSHIP AGREEMENT
                      OF GOLDSTEIN FAMILY PARTNERSHIP, LTD.





     THIS AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is made and entered into as of the 6th day of November, 1996, by and among Goldstein Family Corporation, a Colorado corporation, (the "General Partner"), and Jerome J. Goldstein and Goldie S. Goldstein (each a "Limited Partner" and, collectively, the "Limited Partners"). The General Partner and the Limited Partners, together with any other persons who become parties to this Agreement in the manner provided herein, are hereinafter collectively referred to as the "Partners", and any one of them individually as a "Partner."

                                   RECITALS

     Whereas the Partners wish to pool their assets to conduct a business utilizing those assets, to obtain the advantages of more efficient management and preservation of those assets, and retain management control over a block of assets within the partnership, but provide a mechanism for allowing members of an individual Partner's family to become owners and participate in the business in the future.



                                  AGREEMENT



     Now therefore, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners agree as follows:



                      ARTICLE I - ORGANIZATIONAL MATTERS



     1.1 Formation. The Partners hereby enter into and form a limited partnership (the "Partnership") pursuant to the Colorado Uniform Limited Partnership Act of 1981, as amended (the "Act").


     1.2 Name. The name of the Partnership shall be Goldstein Family Partnership, Ltd.



     1.3 Filings. As soon as practicable, the General Partner shall execute and file with the Colorado Secretary of State a Certificate of Limited Partnership (the "Certificate") in accordance with the Act. The General Partner also shall execute and file on behalf of the Partnership such amendments to the Certificate, and such trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Partnership to conduct its business in compliance with applicable laws. The General Partner shall not be required to deliver or mail a copy of the Partnership's Certificate to any Limited Partner.


     1.4  Registered Office and Agent; Principal Office.


          (a) The registered office of the Partnership and the office required to be maintained by the Partnership in the State of Colorado pursuant to the Act shall be at 4880 Havana Street, Denver, Colorado 80239-0019; the registered agent for the Partnership at such address shall be Jerome J. Goldstein. The General Partner may, upon giving notice to the Limited Partner(s) in the manner provided by this Agreement and filing such amendments to the Partnership's Certificate as may be required under the Act, designate a different registered office or agent for the Partnership.



          (b) The location of the principal place of business of the Partnership shall be at 4880 Havana Street, Denver, Colorado 80239-0019, or such other location as the General Partner may from time to time select upon written notice to the Limited Partner(s).


     1.5 Term. The Partnership shall commence on the date its Certificate is filed with the Colorado Secretary of State, and shall continue until 30 years from such date of formation, unless sooner terminated as provided herein. Each Partner understands and acknowledges that subject to Article X and prior to the earlier of 30 years from the date of formation of the Partnership or the occurrence of one of the events specified in Section 11.2:


          (a) such Partner has no unilateral right to dissolve the Partnership or to withdraw from the Partnership; and



          (b) that even if such Partner withdraws from the Partnership, such Partner has no right pursuant to Section 7-62-604 of the Act to receive the fair value of such Partner's interest in the Partnership in connection with such withdrawal, but shall be entitled only to the distributions to which such Partner would have been entitled had such Partner not withdrawn from the Partnership.


     1.6 Partnership Purposes. The purposes of the Partnership shall be to acquire, invest in, own, manage, sell, and exchange the Partnership Property and such other properties as may from time-to-time be acquired by the Partnership; to reinvest proceeds from the sale or disposition of any assets of the Partnership; and to conduct such other or further business as the General Partner may in its discretion determine. The Partnership may sell or otherwise dispose of all or substantially all of its assets as provided in Section 7.2(b), and any such sale or disposition shall be considered to be within the scope of the Partnership's business.



                           ARTICLE II - DEFINITIONS



     For purposes of this Agreement, the following terms shall have the meanings set forth in this Article II:



     2.1 "Act" means the Colorado Uniform Limited Partnership Act of 1981, together with any amendments thereto which are applicable to the Partnership without consent of the Partnership and any amendments thereto which are applicable to the Partnership only with the consent or election of the Partnership, but only if the General Partner affirmatively elects or consents to the application of such amendment to the Partnership.


     2.2 "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.


     2.3 "Agreement" means this Limited Partnership Agreement of Goldstein Family Partnership, Ltd.


     2.4 "Bankruptcy" means the filing by a Partner of any petition in bankruptcy or for reorganization, liquidation or similar relief under any statute, law or regulation governing the rights and relief of debtors; or the entry of an order for relief against a Partner pursuant to an involuntary bankruptcy petition filed against such Partner; or the adjudication of a Partner as bankrupt or insolvent; or the application by a Partner for or such Partner's consent to or acquiescence in the appointment of a trustee, receiver or liquidator for all or any substantial part of such Partner's assets; or the making by a Partner of an assignment for the benefit of creditors; or any sub stantially similar action on the part of a Partner.


     2.5  "Capital Account" shall have the meaning set forth in Section 9.2.

     2.6 "Capital Contribution" means the cash, cash equivalents or the agreed fair market value of property which a Partner contributes to the Partnership, net of any liabilities secured by such contributed property which the Partnership is considered to have assumed or taken subject to and pursuant to
Section 752 of the Code. Capital Contributions shall not include obligations to contribute cash at a future date, until such contributions of cash are actually made.


     2.7 "Certificate" means the Certificate of Limited Partnership of the Partnership required to be filed with the Colorado Secretary of State pursuant to the Act and any amendment thereof.


     2.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time.


     2.9 "Distributable Cash" means all cash, revenues and funds received by the Partnership, less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Partnership's business; and
(iii) Reserves.


     2.10 "Entity" means a Person other than an individual.


     2.11 "General Partner" means each Person whose signature appears on the signature page hereof identified as a general partner together with each other Person who becomes a general partner in the manner provided in this Agreement.


     2.12 "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the interests of such Partner in the capital, profits and losses of, and distributions made by, the Partnership, voting rights and any other rights or benefits to which a Partner may be entitled hereunder, and the obligations of such Partner to comply with all of the terms and provisions of this Agreement.

     2.13 "Limited Partner" means each Person whose signature appears on the signature page hereof identified as a limited partner together with each other Person who becomes a limited partner in the manner provided in this Agreement.


     2.14 "Partners" collectively means the General Partners and the Limited Partners. "Partner" means any one General Partner or Limited Partner.


     2.15 "Partnership" means the Goldstein Family Partnership, Ltd., the Colorado limited partnership among the Partners governed by this agreement.


     2.16 "Partnership Property" means the Property contributed to the Partnership described on Exhibit 3.1 and any other property, real or personal, tangible or intangible as may from time-to-time be acquired by the Partnership as a result of contribution, purchase, exchange or otherwise.



     2.17 "Person" means any individual, corporation, trust, association, joint stock company, partnership, limited liability company or other entity.


     2.18 "Pro Rata" with respect to the Partners, or any of them, shall mean in proportion to the Partners' respective Capital Account balances as determined from time to time.


     2.19 "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the General Partner for working capital, to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Partnership's business, and for any expansion or diversification of the Partnership's business or for additional investments or repurchases of partnership Interests by the Partnership.


     2.20 "Transfer" means any sale, transfer, conveyance, gift, donation, assignment, exchange, pledge, mortgage, hypothecation, encumbrance or other disposition of any kind.


     2.21 "Treasury Regulations" means the federal income tax regulations (final or temporary) promulgated under the Code, as amended from time to time.





                       ARTICLE III - CAPITAL CONTRIBUTIONS



     3.1 Initial Capital Contributions. (a) Concurrently with the execution of this Agreement, the Partners shall contribute to the Partnership the property described in Exhibit 3.1 which property has the agreed values set forth in
Exhibit 3.1.


     3.2 Allocation of Units. Each Partner's Interest shall be evidenced and represented by such Partner's share of the total Partnership units. Each Partner shall initially receive one hundred Partnership Units ("Units") for each 1% of the total interests in capital of all Partners (percentage of total Capital Account balances) held by such Partner. Any amount less than one Unit shall constitute a fractional Unit. The Units of the Partnership initially shall be allocated as set forth in Exhibit 3.1. Additional Units shall be issued to the Partners as necessary to properly reflect any additional Capital Contributions to the Partnership.


     3.3 Reallocation of Partnership Units. The Units of the Partnership have been allocated initially to the Partners based upon the agreed value of the Partners' Capital Contributions as set forth in Exhibit 3.1. If for any reason it is discovered or determined that the initial Capital Contributions of the Partners have an aggregate value other than as set forth in Exhibit 3.1, or any additional Capital Contributions have an aggregate value other than as agreed by the contributing and General Partner as of the date of such contribution, then the number of Partnership Units allocated to each Partner shall be increased or decreased, as the case may be, so that the Units allocated to each Partner are in proportion to the redetermined aggregate value of such Partner's Capital Contribution to the Partnership.


     3.4 Additional Capital Contributions. If the General Partner consents, any Partner may make voluntary additional Capital Contributions to the Partnership at such times and in such amounts as such Partner in its discretion may determine; provided, however, the General Partner shall consent to any additional Capital Contributions of Scott's Liquid Gold-Inc. stock by Jerome J. Goldstein, Goldie S. Goldstein or their respective personal representatives. Except as otherwise expressly provided in this Agreement or unanimously agreed, no Partner shall be required to make additional Capital Contributions to the Partnership; provided, however, that whenever a Limited Partner makes a Capital Contribution to the Partnership, the General Partner immediately shall contribute capital to the Partnership in an amount equal to the amount necessary to cause the General Partner's capital account balance to be not less than the lesser of 1.0% of the Partners' total positive capital account balances and $500,000. The preceding sentence shall not apply at any time the aggregate balance in the General Partner's Capital Account will not affect the classification of the Partnership as a partnership for federal tax purposes.



     3.5 Loans to the Partnership. The General Partner may cause the Partnership to borrow funds from one or more third parties (including Affiliates of any Partner) at such times, interest rates and on such terms and conditions as the General Partner in its reasonable discretion deems appropriate. The General Partner may (but shall not be obligated to) loan funds to the Partnership at such times, interest rates and on such terms and conditions as the General Partner in its discretion deems appropriate.



     3.6 Interest on and Return of Capital. No Limited Partner shall have the right to withdraw from the Partnership or to demand a return of all or any part of his Capital Contribution during the term of the Partnership. No interest shall be paid on Capital Contributions.



                         ARTICLE IV - COSTS AND EXPENSES

     4.1 Payments by the Partnership. All costs and expenses of the Partnership shall be paid from Partnership funds, including but not limited to
(a) payments on the liabilities and obligations of the Partnership; (b) all costs of owning, holding, maintaining, improving, repairing, and/or insuring the Partnership's assets; (c) the expenses of selling or otherwise disposing of the Partnership's assets; (d) expenses incurred by the General Partner (including the General Partner's legal fees and expenses) in conducting the business of the Partnership and in determining and discharging the General Partner's duties to the Partners; and (e) every other cost and expense incurred in the Partnership's business whether like or unlike the foregoing.



                           ARTICLE V - ALLOCATIONS

     5.1 Profits and Losses. The profits and losses of the Partnership, and each item of income, gain, deduction, loss and credit for income tax purposes, shall be allocated among the Partners Pro Rata; provided, however, that any items of deduction attributable to expenses of the Partnership which are paid by means of a corresponding additional capital contribution to the Partnership by one or more Partners, shall be allocated to the Partners who make such additional capital contributions to the Partnership.


     5.2  Special Allocations.  Notwithstanding Section 5.1 hereof:


          (a) Notwithstanding any other portion of this Section 5.2, if there is a net decrease in the Partnership's minimum gain as defined in Treasury Regulations Section 1.704-2(d) during a taxable year of the Partnership, then each Partner shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Partner's share of the net decrease in Partnership minimum gain. This Section

5.2 (a) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.

          (b)  Items of Partnership loss, deduction and Code
Section 705(a)(2)(B) expenditures which are attributable to any nonrecourse debt of the Partnership and are characterized as partner nonrecourse deductions under
Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Partners in accordance with said Section 1.704-2(i) of the Treasury Regulations.

          (c) Notwithstanding any other portion of this Section 5.2, if during a taxable year of the Partnership there is a net decrease in partner nonrecourse debt minimum gain, as defined in Treasury Regulations Section 1.704-2(i)(3), then each Partner with a share of that partner nonrecourse debt minimum gain shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Partner's share of the net decrease in partner nonrecourse debt minimum gain.


          (d) All recapture of income tax deductions resulting from the sale or disposition of Partnership property shall be allocated to the Partner or Partners to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the sale or other disposition of such property.


          5.3  Qualified Income Offset.

          (a) No allocations of loss, deduction and/or Code Section 705(a)(2)(B) expenditures shall be made to any Partner if such allocation would cause or increase a deficit capital account of such Partner. The amount of the loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused or increased a deficit capital account of such Partner instead shall be allocated to Partners with positive capital accounts.


          (b) If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),
(5), or (6) of the Treasury Regulations, which cause or increase a deficit capital account of such Partner, or if any Partner otherwise would have a deficit capital account at the end of any Partnership taxable year, then items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit capital account so created or increased as quickly as possible.

          (c) It is the intent that Sections 5.3(a) and (b) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          (d) Any allocations to the Partners pursuant to Sections 5.2, 5.3(a) and/or (b) shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 5.1, so that the net amount of any items allocated to the Partners pursuant to Sections 5.1, 5.2, and 5.3 shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner pursuant to the provisions of this Article V if the special allocations required by Sections 5.2 and/or 5.3(a) and (b) had not occurred.

          5.4  Income Tax Allocations.

          (a) In accordance with Code Section 704(c)(1)(A) and Section l.704-l(b)(2)(iv) of the Treasury Regulations, if a Partner contributes property with a fair market value that differs from its adjusted basis at the time of contribution, then depreciation, depletion, amortization, and gain or loss with respect to such contributed property shall, solely for federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such contributed property to the Partnership and its fair market value at the time of contribution.

          (b) If, under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Partnership property that has been revalued is properly reflected in the Capital Accounts and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization, and gain or loss with respect to such property shall, solely for federal income tax purposes, be allocated among the Partners in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners' shares of tax items under Code Section 704(c).



                          ARTICLE VI - DISTRIBUTIONS



     6.1 Annual Distributions of Distributable Cash. The General Partner shall, not less than annually, distribute all Distributable Cash unless all of the Partners agree otherwise.

     6.2 Partners' Shares. Except as provided in Section 6.4, all distributions shall be made among the Partners Pro Rata.

     6.3 Distribution in Kind. The General Partner may make all or any portion of any distribution for which this Agreement provides in cash or in kind. When any asset of the Partnership is distributed in kind, it may be, but need not be, distributed in any form of coownership (including tenancy in common, joint tenancy, tenancy by the entirety, or any other form of coownership) as is recognized by law with respect to the property distributed.

     6.4 Liquidating Distributions. Notwithstanding anything to the contrary in this Agreement, proceeds resulting from any sale or other taxable disposition of any property of the Partnership incident to the liquidation and winding up of the Partnership, as well as any other property distributed in liquidation of the Partnership, shall be distributed to the Partners in accordance with the provisions of Sections 6.3 and 11.3.


                   ARTICLE VII - MANAGEMENT OF PARTNERSHIP

     7.1 Control Vested in General Partner. The business and affairs of the Partnership shall be carried on, controlled and managed by the General Partner, and no Limited Partner shall have any power or authority to control or manage the business or affairs of the Partnership.

     7.2  Management Authority.

          (a) The General Partner shall be responsible for management of the business of the Partnership. Subject to the limitations expressly imposed by this Agreement, the General Partner shall have full, exclusive and complete authority and discretion in the management of the Partnership's business and shall have full power and authority to take all actions and execute all instruments or other documents necessary, convenient or appropriate to the conduct of such business. The General Partner, and its officers, directors or agents and employees shall devote such time and attention to the business of the Partnership as the General Partner, in its discretion, deems appropriate.

          (b) Without limiting the generality of the foregoing, by execution of this Agreement the Limited Partners hereby give their consent and authorize the General Partner, in its discretion, for and on behalf of the Partnership to do the following without any additional notice to or authorization from any Limited
Partner:

             (i) To hold the Partnership Property (including, but not limited to, shares or equity interests in Scott's Liquid Gold-Inc. or any successor entity) without regard to dividends, liquidity, valuation on other economic benefits, it being the intent of the Partners that such Partnership Property be held until the General Partner in its sole discretion determines that a disposition is to be made;


           (ii) to purchase, lease or otherwise acquire, improve, develop, manage, maintain and operate, upon such terms and at such times as the General Partner in its discretion shall determine, such real or personal property or other assets as the General Partner deems necessary, incidental or convenient to the Partnership's business;

            (iii) to lease or Transfer, or direct the Transfer of all or any portion of any Partnership Property (including, but not limited to, shares or equity interets in Scott's Liquid Gold-Inc.);

            (iv) to borrow money on a secured or unsecured basis to finance the operations of the Partnership; to encumber all or any portion of the Partnership Property to secure such borrowing; and to repay, refinance, increase, modify, consolidate or otherwise deal in such borrowings and encumbrances;

            (v) to cause the Partnership to enter into and form corporations, limited liability companies, partnerships, or joint ventures whether as a shareholder, manager, member or general or limited partner, or joint ventures for such purposes as the General Partner may determine;

            (vi) to employ such persons, including the General Partner and Affiliates of any Partner, as the General Partner deems necessary or appropriate, and to enter into contracts, agreements, undertakings and transactions with the General Partner, or any Affiliate of any Partner, or with any other Person having any business, financial or other relationship with any of the foregoing Persons;

            (vii) to pay, extend, renew, modify, adjust, settle, submit to arbitration, prosecute, defend or compromise, upon such terms as the General Partner may determine and upon such evidence as they may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership or its Partners;

            (viii) to expend Partnership funds in furtherance of the Partnership's purposes;

            (ix) to invest excess Partnership funds, including without limitation, the reinvestment of the proceeds from the Transfer of all or any portion of the Partnership's property or assets;

             (x) to do any and all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any Person, including, without limitation, the voting or direction of the vote of any partnership interests, membership interests, shares or other securities (including, but not limited to, shares on other equity interests in Scott's Liquid Gold-Inc.), participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

            (xi) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

            (xii) to purchase and maintain such insurance with respect to Partnership Property, assets or personnel as the General Partner in his discretion deems appropriate;

            (xiii) to engage consultants, accountants, attorneys and such other persons as the General Partner may deem necessary or advisable; and to grant to them powers of attorney if necessary;


            (xiv) to enter into, make, perform and terminate such contracts, agreements, instruments, and other undertakings, and take such other actions, execute and deliver such other documents, and perform such other acts as the General Partner deems necessary, convenient or appropriate in order to carry out the business and affairs of the Partnership;

            (xv) to establish such reserves and the amounts thereof as the General Partner in its discretion deems necessary or appropriate for the business and operations of the Partnership and for any expansion or diversification of the Partnership's business;

            (xvi) to record with the appropriate authority any trade names, trademarks, logos, patents, etc. owned by the Partnership;

            (xvii) to change the state of organization or registration of the Partnership, merge or convert the Partnership with or into another Entity (provided that no such withdrawal of registration, merger or conversion shall cause any Partner to become individually liable for the debts and obligation of the Partnership without that Partner's consent; and

            (xviii) to elect to or consent to the application of any law or amendment to any law (including, but not limited to, any change in the Act, the Code, or either of them) to the Partnership, to the extent the Partnership may elect or consent to the application of such law or amendment to the law.

     7.3 Compensation of the General Partner; Reimbursement of Partnership Expenses.

          (a) The General Partner shall be entitled to compensation from the Partnership for services rendered to the Partnership. Such compensation shall be payable in such amounts and at such times as the General Partner reasonably determines.

          (b) The General Partner shall be reimbursed by the Partnership for the General Partner's reasonable out-of-pocket expenses incurred in connection with the Partnership's business. The Partnership also may reimburse the General Partner for the Partnership's proportionate share of the General Partner's overhead and administrative expenses, if any, including indirect legal and accounting services, office rent, telephone charges, bookkeeping expenses and all other items of a general overhead and administrative nature incurred in managing the Partnership's operations that are not otherwise reimbursed.


     7.4  Status and Limited Liability of the Limited Partners.

          (a) The Limited Partners, as such, shall have no right to and shall not participate in any manner in the management and control of the Partnership's business, and shall have no right or authority to act for or to bind the Partnership. In accordance with the Act, the votes and actions required to be taken by the Limited Partners under this Agreement shall not constitute participation in the control or management of the Partnership.

          (b) No Limited Partner shall be liable for any of the debts or obligations of the Partnership, nor shall any Limited Partner be required or obligated to make any contribution to the capital of the Partnership other than its initial Capital Contribution as set forth in Section 3.1.



     7.5  Limitation on Liability of General Partner; Indemnification.

          (a) Each Partner shall indemnify the Partnership and the other Partners for, and hold them harmless from, any and all liability, loss, damage or expense, including reasonable attorneys' fees, incurred as a result of such Partner's breach of any provision of this Agreement.

          (b) Notwithstanding any other provision of this Agreement, neither the General Partner nor any officer, agent or employee of the General Partner or the Partnership shall be liable to any Partner or to the Partnership with respect to any act performed or neglected to be performed in connection with the Partnership, the conduct of its business or the preservation of its property, except in the case of actions taken or omissions made in bad faith, involving gross negligence or willful or wanton misconduct.

          (c) The Partnership shall indemnify the General Partner and its officers and directors, for and hold them harmless from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys' fees, incurred in connection with the ordinary conduct of the Partner ship's business and the preservation of its business and property, or by reason of the fact that such Person is or was a General Partner or an officer, director or employee thereof; provided the Person to be indemnified acted in good faith and in a manner believed to be consistent with the provisions of this Agreement and without gross negligence or willful and wanton misconduct; and further provided that with respect to any criminal action or proceeding, the Person to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder.
The General Partner may advance actual expenses to itself or to other Persons threatened by such claims for the actual cost of defending against such claims, without final determination of the availability of indemnification hereunder. The obligation of the Partnership to indemnify the General Partner or any other Person hereunder shall be satisfied out of Partnership assets only, and if the assets of the Partnership are insufficient to satisfy the Partnership's obligation to indemnify the General Partner or any other Person, the Person to be indemnified shall not be entitled to contribution from any other Partner.

     7.6 No Recourse Against Others. The Partners acknowledge and agree that the obligations of the General Partner under this Agreement are solely corporate obligations, and that nothing in this Agreement shall create or give rise to any personal liability on the part of the General Partner's incorporators, stockholders, officers, directors, employees or agents. Any right of recourse to, or claim of personal liability against, the incorporators, stockholders, officers, directors, employees or agents of the General Partner by virtue of this Agreement are hereby expressly waived and released by the Partners in consideration of the benefits conferred upon them under this Agreement.

     7.7 Right of Third Persons to Rely Upon Authority of General Partner. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to Transfer or otherwise use in any manner any and all of the property and assets of the Partnership and to enter into any contracts or agreements on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any sale, transfer or conveyance of all or any portion of any other asset of the Partnership, or any other such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any actions or actions of the General Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

     7.8 Meetings of Partners. Meetings of the Partners may be called by the General Partner for any purpose. Notice of any such meeting shall be sent in accordance with Section 12.3 hereof to all Partners within ten days after receipt of such a request. Such a meeting shall be held not less than ten nor more than 50 days after such notice, at such place and time as are designated by the General Partner in the notice.


        ARTICLE VIII - DECISIONS OF GENERAL PARTNER; OTHER ACTIVITIES;
                       CONFLICTS OF INTEREST

     8.1  General Partner's Decisions.

          (a) Decisions with respect to the conduct, dissolution, and winding up of the business of the Partnership shall be made in the sole discretion of the General Partner based on the best interest of the Partnership, the best interests of the Partners, the interests of the employees of the Partnership and others dealing with the Partnership, and such other matters as they consider relevant.

          (b) The General Partner may rely and shall be protected in acting or refraining from acting upon any certificate, document, or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (c) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors selected by it and any opinion or advice of any such Person as to matters that the General Partner believes to be within such Person's professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion or advice.

     8.2 Other Activities of Partners. All Partners, and their shareholders, officers, directors or partners, if any, shall be free to engage or invest in other business ventures or properties of any type, whether or not competitive with the business of the Partnership. Neither the Partnership nor any other Partner shall by virtue of this Agreement have any right or interest in such other ventures or investments, or the income or profits therefrom.

     8.3 Conflicts of Interest. The General Partner shall not be prohibited from or otherwise limited in employing, contracting with (including, but not limited to, contracts for the Transfer, or lease of the Partnership Property), or otherwise dealing with, any Person, by reason of the fact that such Person is a Partner or is an Affiliate of a Partner, or is an entity in which any Partner has an interest, whether such relationship, affiliation, or interest is direct or indirect.


                       ARTICLE IX - FINANCIAL MATTERS

     9.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year, unless such fiscal year is not the required taxable year of the Partnership pursuant to the Code, in which case the fiscal year of the Partnership shall be such required taxable year.

     9.2  Capital Accounts.

          (a) A separate Capital Account shall be established and maintained for each Partner in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Except as otherwise provided therein:

               (i) Such Capital Accounts shall be INCREASED by (1) the amount of such Partner's Capital Contributions to the Partnership, and
     (2) allocations to the Partner of Partnership profit.

               (ii) Such Capital Accounts shall be DECREASED by (1) the amount of money distributed to the Partner by the Partnership, (2) the fair market value of any property distributed to the Partner by the Partnership, net of any encumbrances upon such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code, and

     (3) allocations to the Partner of Partnership loss.

          (b) Each item of Partnership income, gain, loss, deduction and credit attributable to a transferred interest in the Partnership, or other change in a Partner's interest in the Partnership to which Code Section 706(d) is applicable, shall, for federal income tax purposes, be determined using any permissible method under Code Section 706 as determined in the discretion of the General Partner.

          (c) If any of the Capital Accounts of the Partners are computed on the basis of the book value of an asset and such basis differs from the adjusted tax basis of such asset, then such Capital Accounts shall be adjusted for allocations to the Partner of depreciation, depletion, amortization, and gain and loss, as computed for book purposes (and not for tax purposes) with respect to such asset, in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

          (d) The provisions of this Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deductions and credits, are intended to comply with Section 1.704 of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such regulations. The Partners and the Partnership shall comply with all provisions of Section 1.704 of the Treasury Regulations, and the General Partner may make such adjustments to the Capital Accounts, and the computations of debits or credits thereto, as the General Partner deems necessary in order to comply with such regulations.



     9.3 Books and Records. The General Partner shall cause complete and correct books of account and records, reflecting all Partnership operations, to be prepared and maintained. Such books and records shall be kept at the principal office of the Partnership, or at such other reasonable place as the General Partner may determine, provided that the Limited Partners shall be given notice of any change in the location of such books and records. The Limited Partners shall have the right, at such Partners' own expense, to examine, audit and make copies of the Partnership's books and records, in person or by duly authorized agent or attorney, during normal business hours.

     9.4 Reports; Financial Statements. The General Partner shall prepare and send, or cause to be prepared and sent, to the Partners within 75 days after the last day of each year during the term of the Partnership, financial statements of the Partnership, consisting of a balance sheet showing the financial position of the Partnership as at such last day, statements of Partnership profits, losses, expenses, and cash flow, and showing the results of the operations of the Partnership for the period then ended.

     9.5 Tax Matters Partner. The General Partner is hereby designated the Tax Matters Partner ("TMP") as defined in Section 6231(a)(7) of the Code. The TMP and the other Partners shall use their best efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder), and in doing so shall incur no liability to any other Partner.

     9.6 Tax Returns. The General Partner shall cause the preparation and timely filing of all tax or information returns or reports required to be filed by the Partnership pursuant to the Code, and of all other tax returns and reports deemed necessary in the jurisdictions in which the Partnership does business. Copies of federal and state income tax returns shall be furnished to each Partner upon request. All elections permitted to be made by the Partnership under federal or state laws shall be made by the General Partner in its discretion.

     9.7 Banking. The funds of the Partnership shall be deposited in its name in such checking, savings, certificate of deposit, money market or similar accounts as may be designated by the General Partner, and all withdrawals therefrom shall be made only upon the signature of Persons designated in writing by the General Partner.

     9.8 Title to Property. Title to all property and assets of the Partnership shall be held in the name of the Partnership, or as otherwise agreed by the General Partner.


                ARTICLE X - TRANSFERS OF PARTNERSHIP INTERESTS



     10.1 Transfers by Limited Partners.

          (a) Except as provided in Section 10.7, no Limited Partner may Transfer all or any portion of its Interest in the Partnership except with the prior written consent of Partners holding at least 75% of the total Capital Account balances of all Partners excluding the Limited Partner that desires to make the Transfer, which consent may be granted or withheld in the sole discretion of each such Partner. Any Transfer of an Interest in the Partnership which does not comply with this Section 10.1 shall be void as against the Partnership. Each Partner and each owner of an Economic Interest (as defined below) hereby acknowledges the reasonableness of the restrictions on the Transfer of an Interest (including, without limitation, an Economic Interest) imposed by this Article X in view of the Partnership's purposes and the relationship of the Partners and owners of Economic Interests. Accordingly, the restrictions on Transfer contained in this Article X shall be specifically enforceable. Notwithstanding the foregoing, a Limited Partner shall be free to Transfer such Limited Partner's right to receive distributions and allocations of Profit and Loss from the Partnership (the "Economic Interest" of a Limited Partner), provided that the transferee shall have no right to be admitted to the Partnership as an additional or substitute Limited Partner.

          (b) Concurrently with any Transfer of all or a portion of a Limited Partner's Economic Interest in the Partnership which does not include a Transfer at the same time of all of such Limited Partner's corresponding Interest in the Partnership (including, without limitation, the voting rights of such Limited Partner attributable to the Transferred Economic Interest), the Partnership may elect to purchase from the transferor Limited Partner, and upon such election the transferor Limited Partner shall sell to the Partnership, all of such Limited Partner's remaining interests in the Partnership attributable to the Transferred Economic Interest (including, without limitation, the voting rights of such Limited Partner), for a purchase price of $100.

     10.2 Withdrawal, Death, Incapacity, Bankruptcy or Dissolution of a Limited Partner. No Limited Partner shall have the right to withdraw from the Partnership. In the event of the death, incapacity or Bankruptcy of a Limited Partner which is a natural person, or the dissolution (without reconstitution within 30 days) or Bankruptcy of a Limited Partner which is not a natural person, such Limited Partner shall be deemed not to be a Limited Partner for purposes of making decisions, exercising powers and giving consents hereunder (to the extent any such decisions, powers or consents of Limited Partner are otherwise permitted or required hereunder), and the executor, administrator, committee or other legal representative of such Limited Partner, or the successor in interest of such Limited Partner, shall succeed to the Economic Interest of such Limited Partner in the Partnership, and may be admitted to the Partnership as a substitute Limited Partner with the prior written consent of all Partners, which consent may be granted or withheld in the sole discretion of each Partner, but shall not be admitted as a substitute Limited Partner in the absence of such consent. The withdrawal, death, incapacity, dissolution or Bankruptcy of a Limited Partner shall not dissolve the Partnership.

     10.3 Transfers by General Partner.

          (a) The General Partner may not Transfer all or any part of its Interest in the Partnership without the prior written consent of Partners holding at least 75% of the total Capital Account balances of all Partners excluding the General Partner.

          (b) The General Partner shall not admit any Person as a substitute or additional General Partner of the Partnership without the prior written consent of Partners holding at least 75% of the total Capital Account balances of all Partners excluding the General Partner.


     10.4 Conditions to Transfer. No Transfer of an Interest in the Partnership shall be effective as against the Partnership, and no transferee who intends to be admitted as a Partner shall become an additional or substitute Partner, unless and until such assignee executes and delivers to the Partnership a written consent to be bound by all of the provisions of this Agreement and, in the case of admission to the Partnership, to become a Partner with respect to the Partnership interest acquired, together with such other documents or instru ments as the General Partner shall consider necessary or appropriate in connection with such transferee's admission to the Partnership.

     10.5 Right of First Refusal.

          (a)  Except with respect to Interests transferred pursuant to
Section 10.7, a selling Partner desiring to sell (for consideration) all or any portion of such Partner's Interest in the Partnership, including an Economic Interest, to a purchaser shall obtain from such purchaser a bona fide written offer to purchase such Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The selling Partner shall give written notification to the Partnership and the remaining Partners of its intention to so transfer such Interest, furnishing to the Partnership and the remaining Partners a copy of the aforesaid written offer to purchase such Interest.

          (b) The Partnership, or its assignee, shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the Interest proposed to be sold by the selling Partner upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notice to the selling Partner within twenty (20) days after receiving written notice from the selling Partner. If the Partnership does not elect to exercise such right, then, within five (5) days after the expiration of the twenty (20) days, the Partnership shall give notice thereof to each of the remaining Partners. The remaining Partners shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the Interest proposed to be sold by the selling Partner upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the selling Partner within ten (10) days after receiving written notice from the Partnership. Each remaining Partner electing to acquire the Interest shall do so on a Pro Rata basis taking into account only Capital Accounts owned by the remaining Partners electing to exercise such right. The failure of all the remaining Partners (or any one or more of them) to so notify the selling Partner of their desire to so exercise this right of first refusal within said ten (10) day period shall result in the termination of the right of first refusal and, subject to Section 10.5(e) below, the selling Partner shall be entitled to consummate the sale of its Interest to such purchaser.

          (c) In the event the Partnership or the remaining Partners (or any one or more of the remaining Partners) give written notice to the selling Partner of their desire to exercise this right of first refusal and to purchase all of the selling Partner's Interest which the selling Partner desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the Partnership or remaining Partners so exercising the right (as the case may be) shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty (60) days after the Partnership's receipt of written notification from the selling Partner of the offer to purchase.

          (d) In the event of either the purchase of the selling Partner's Interest in the Partnership by a purchaser (other than an existing Partner), and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale and substitution of a new Partner as against the Partnership or otherwise, the General Partner may require the selling Partner or the proposed purchaser to execute, acknowledge and deliver to the remaining Partners such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which such General Partner deems necessary or desirable to:

               (i)  constitute such purchaser as a Partner;

               (ii) confirm that the person desiring to acquire an Interest or to be admitted as a Partner, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Partnership Agreement, as the same may have been further amended;


              (iii) preserve the Partnership after the completion of such sale, under the laws of each jurisdiction in which the Partnership is qualified, organized or does business;

               (iv) maintain the status of the Partnership as a partnership for federal income tax purposes;

              (v) assure compliance with any applicable state and federal laws including securities laws and regulations.

          (e) Notwithstanding anything contained in this Section 10.5 to the contrary, if nontransferring Partners holding at least 75% of the total Capital Account balances of all Partners excluding the Partner that desires to transfer its Interest do not approve by written consent (which consent may be granted or withheld in their sole discretion) of the proposed sale (or other Transfer) of an Interest by a selling Partner to a Person who is not a Partner prior to such sale, then the proposed transferee shall not be admitted as a Partner.

          (f) Notwithstanding any provision of this Section 10.5 to the contrary, (i) if a notice of a proposed transfer of an Interest specifies a consideration in other than United States money, the Partnership and the remaining Partners shall have the right to acquire the Interest proposed to be transferred for the United States money equivalent of the specified consideration, or (ii) if such a notice specifies a manner, time, terms or conditions that cannot be complied with without unreasonable effort, the Partnership and the remaining Partners shall have the right to acquire the Interest proposed to be transferred by complying with the reasonable equivalent of the specified manner, time, terms or conditions.

     10.6 Effectiveness of Transfer; Indemnification. Any Transfer of an Interest (including without limitation an Economic Interest) in accordance with this Article X shall be deemed effective as of the last day of the calendar month in which the consent of all nontransferring Partners thereto was given or, if no such consent was required pursuant to this Article X, then as of the last day of the calendar month in which the transferee complies with Section 10.4. The transferring or selling Partner hereby indemnifies the Partnership and the remaining Partners against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article X.

     10.7 Transferability of Limited Partnership Interests to Partners. Notwithstanding any provision hereof to the contrary, any Partner may freely transfer by sale, gift or otherwise, all or any portion of such Partner's interest as a Limited Partner to any Person who is immediately prior to such transfer a Limited Partner. Such transfer shall be complete without further action on the General Partners' receipt of notice of such transfer. A transfer described in this Section 10.7 shall not be subject to Sections 10.4 or 10.5 and the transferee Limited Partner hereby agrees that all of the provisions of this Partnership Agreement shall apply to any interest as a Limited Partner received pursuant to this Section 10.7.


             ARTICLE XI - WITHDRAWAL, DISSOLUTION AND TERMINATION

     11.1 Unilateral Acts Prohibited. No Partner shall have the right to, and each Partner agrees not to, take or omit to take, any action the direct or indirect result of which is to dissolve, withdraw from, terminate or liquidate the Partnership, except as expressly permitted by this Agreement.

     11.2 Events of Dissolution. The Partnership shall dissolve upon the occurrence of the earliest of the following events:

          (a) the written agreement of Partners holding at least 75% of the total Capital Account balances of all Partners to dissolve the Partnership;

          (b) the resignation, Bankruptcy, dissolution, liquidation or insolvency (an "event of withdrawal") of the General Partner, unless there is at least one other general partner of the Partnership that agrees to continue the Partnership's business or, if within 90 days after the event of withdrawal, Partners holding at least 75% of the total Capital Account balances of all Partners agree in writing to continue the business of the limited partnership and to admit one or more additional general partners, if necessary;

          (c) at such time that more than 79 percent of the interests in capital or profits of the Partnership are owned by Economic Interest owners;

          (d) the occurrence of any event which under Colorado law causes the dissolution of a limited partnership; or

          (e) the expiration of the term provided for in Section 1.5, unless such term is extended by amendment of this Agreement.

     11.3 Winding Up and Liquidation.



          (a) Upon dissolution of the Partnership, an accounting shall be made of the accounts of the Partnership and of the Partnership's assets, liabilities and operations, from the date of the last previous accounting through the date of dissolution. The General Partner or, in the event of dissolution by reason of the dissolution or Bankruptcy of the sole General Partner, such Person as shall be designated by Limited Partners having Capital Accounts that constitute not less than sixty-seven percent of all of the Capital Accounts of all Limited Partners, shall immediately proceed to wind up the affairs of the Partnership. The Person responsible for administering the winding up and liquidation of the Partnership shall be known as the "Liquidating Partner".

          (b) Except as otherwise provided herein, if the Partnership is dissolved and its affairs are to be wound-up, the Liquidating Partner shall
(1) sell or otherwise liquidate all of the Partnership assets as promptly as practicable (except to the extent that the Liquidating Partner may determine to distribute any assets to the Partners in kind), (2) allocate any profit or loss resulting from such sales to the Partners in accordance with Article V hereof,
(3) discharge liabilities of the Partnership in the order of priority provided by law (including all costs relating to the dissolution, winding up, liquidation and distribution of assets), (4) establish, in accordance with Section 1.704-1(b)(2)(ii)(b) of the Treasury Regulations, such reserves as may be reasonably necessary to provide for contingent liabilities or other remaining liabilities of the Partnership, and (5) distribute the remaining assets, subject to the provisions of Section 11.3(c) below, to the Partners in accordance with and to the extent of the positive balance of each Partner's Capital Account as determined after the adjustments provided for in Section 6.3 of this Agreement. Any such distributions to the Partners in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in
Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

          (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership, and the negative balance of such Partner's Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other person for any purpose whatsoever.



          (d) The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 11.3 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their respective Partnership Interests.

          (e) The Liquidating Partner, in its sole discretion, may withhold the distribution of installment obligations owed to the Partnership in accordance with Section 1.704-1(b)(2)(ii)(b) of the Treasury Regulations.

          (f) Upon completion of the winding up, liquidation and distribution of the assets, the Liquidating Partner shall file or cause to be filed a Certificate of Cancellation of the Partnership's Certificate of Limited Partnership, and the Partnership shall be deemed terminated.

                         ARTICLE XII - MISCELLANEOUS

     12.1 Rule Against Perpetuities. Unless sooner terminated by the express provisions of this Partnership Agreement, the Partnership shall terminate twenty-one years after the death of the survivor of the Partners, or any of their issue who are living on the date of execution of this Partnership Agreement.

     12.2 Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner and each officer and director thereof, with full power of substitution, so long as such officer or director is acting in such a capacity (and any successor general partner and each officer and director thereof so long as such officer or director is acting in such capacity), its true and lawful attorney, in such Limited Partner's name, place and stead (it is expressly understood and intended that the grant of such power of attorney is coupled with an interest) to make, execute, sign, acknowledge, swear and file with respect to the Partnership:

          (a) a Certificate of Limited Partnership and such amendments thereto as may be required by law or pursuant to the provisions of this Agreement, and such Certificates of Limited Partnership as may be required by law to reconstitute and continue the business of the Partnership in accordance with the provisions of this Agreement;

          (b) all papers which may be deemed necessary or desirable to effect the dissolution and termination of the Partnership; and

          (c) all such other instruments, documents and certificates which may from time to time be required by the laws of the State of Colorado, the United States of America, or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Partnership.

This power of attorney shall not be affected by and shall survive the bankruptcy, insolvency, death, incompetency, or dissolution of a Limited Partner and shall survive the delivery of any assignment by the Limited Partner of the whole or any portion of its Interest in the Partnership, except that where the assignee thereof has been admitted to the Partnership as a substitute Limited Partner, this power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner or any officer or director of the General Partner to execute, acknowledge and file any instrument necessary to effectuate such substitution.


     12.3 Notices. All notices, elections or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be deemed given or made if mailed by first class registered or certified (return receipt requested) United States mail, postage prepaid, by overnight courier, or if transmitted (and actually received) by any telecommunication device (e.g., telex or telecopy), and addressed or sent to:

     the General Partner at:            4880 Havana Street
                                        Denver, Colorado  80239-0019



     the Limited Partners:



          Jerome J. Goldstein at:       4880 Havana Street

                                   Denver, Colorado  80239-0019



          Goldie S. Goldstein at:       4880 Havana Street

                                   Denver, Colorado  80239-0019


Any Partner may change its address by giving notice in writing to the General Partner of its new address. Notice to the Partnership shall be given to the General Partner; notice by the Partnership shall be given by the General Partner.

     12.4 Amendments. This Agreement may be amended only by the written agreement of Partners holding at least 75% of the total Capital Account balances of all Partners.

     12.5 Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

     12.6 Binding and Entire Agreement. Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of, and be binding upon, the Partners and their respective legal representatives, and permitted successors and assigns. This Agreement and the documents contemplated hereunder constitute the entire agreement of the Partners with respect to the subject matter hereof, and supersede all prior agreements or negotiations, whether written or oral.

     12.7 No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

     12.8 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of laws.

     12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


     12.10 Severability. If any provision of this Agreement, or the application thereof to any Person, shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement, and the application thereof to other Persons or circumstances, shall not be impaired, and shall be enforced to the fullest extent permitted by law.

     12.11 Ownership of Partnership Property. A Partner's Interest in the Partnership shall be personal property for all purposes. All real and other property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

     12.12 No Third-Party Beneficiaries. The Partners intend and agree that no Person shall be a third party beneficiary of this Agreement. Any agreement to make any contribution or to otherwise pay any amount and any assumption of liability, express or implied, contained in this Agreement, shall be only for the benefit of the Partners and their respective permitted successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees under any indebtedness or to any other Person.


    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of November 6, 1996.



                              GENERAL PARTNER:



                              GOLDSTEIN FAMILY CORPORATION





                              By:  /s/ Jerome J. Goldstein
                                       Jerome J. Goldstein,
                                       President


                              LIMITED PARTNERS:

                                  /s/ Jerome J. Goldstein
                                      Jerome J. Goldstein


                                  /s/ Goldie S. Goldstein
                                      Goldie S. Goldstein



                                 EXHIBIT 3.1
                                     to
                        Limited Partnership Agreement
                                      of
                      Goldstein Family Partnership, Ltd.



General Partner         Contribution                Percentage    Unit
                                                    of Total      Allocation
                                                    Capital
                                                    Accounts

Goldstein Family        25,000 shares of common
Corporation             stock in Scott's Liquid
                        Gold-Inc. which have a
                        value of $1.375 per share
                        for a total value of          1.03%          103
                        $34,375.

Limited Partner         Contribution                Percentage    Unit
                                                    of Total      Allocation
                                                    Capital
                                                    Accounts
Jerome J. Goldstein     1,458,895 shares of common
                        stock in Scott's Liquid
                        Gold-Inc. which have a
                        value of $1.375 per share
                        for a total value of          59.99%       5,999
                        $2,005,980.63.

Goldie S. Goldstein     947,884 shares of common
                        stock in Scott's Liquid
                        Gold-Inc. which have a
                        value of $1.375 per share
                        for a total value of          38.98%       3,898
                        $1,303,340.50.
                        $3,343,696.13               100.00%       10,000